Office of the Comptroller of the Currency

Washington, DC 20219

CERTIFIED FEDERAL SAVINGS ASSOCIATION CHARTER

I, Thomas J. Curry, Comptroller of the Currency, do hereby certify that the document hereto attached is a true and correct copy, as recorded in the Office of the Comptroller of the Currency (successor to the Office of Thrift Supervision), of the charter for the federal savings association listed below:

Wilmington Savings Fund Society, FSB
Wilmington, Delaware
OTS Docket No. 7938

IN TESTIMONY WHEREOF, today, July 29, 2015, I have hereunto subscribed my name and caused my seal of office to be affixed to these presents at the U.S. Department of the Treasury, in the City of Washington, District of Columbia.

Comptroller of the Currency


Comptroller

OTS DOCKET # 7938

RECEIVED

FEDERAL STOCK CHARTER

WILMINGTON SAVINGS FUND SOCIETY

SECTION 1. *Corporate Title.* The full corporate title of the savings bank is "Wilmington Savings Fund Society, Federal Savings Bank."

SECTION 2. *Office.* The home office of the savings bank shall be located in the County of New Castle, State of Delaware.

SECTION 3. *Duration.* The duration of the savings bank is perpetual.

SECTION 4. *Purpose and Powers.* The purpose of the savings bank is to pursue any or all of the lawful objectives of a Federal savings bank chartered under Section 5 of the Home Owners' Loan Act and to exercise all the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Federal Home Loan Bank Board ("Board"). In addition, the savings bank may make any investment and engage in any activity as may be specifically authorized by action of the Board, including authorization by delegated authority, in connection with action approving the issuance of the charter.

SECTION 5. *Capital Stock.* The total number of shares of all classes of the capital stock which the savings bank has authority to issue is Twenty Five Million (25,000,000), of which Seventeen and One Half Million (17,500,000) shall be common stock, par value $.01 per share, and of which Seven and One Half Million (7,500,000) shall be preferred stock, par value $.01 per share. The shares may be issued from time to time as authorized by the board of directors without further approval of stockholders except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the savings bank. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor or services actually performed for the savings bank, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the savings bank, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the savings bank which is transferred to stated capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.

Except for shares issuable in connection with the conversion of the savings bank from the mutual to the stock form of capitalization, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons of the savings bank other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

Nothing contained in this Section 5 (or in any supplementary sections hereto) shall entitle the holders of any class of a series of capital stock to vote as a separate class or series or to more than one vote per share, except as to the cumulation of votes for the election of directors: *Provided,* That this restriction on voting separately by class or series shall not apply:

(i) To any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

(ii) To any provision which would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the savings bank with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the savings bank if the preferred stock is exchanged for securities of such other corporation: *Provided*, That no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the Federal Savings and Loan Insurance Corporation;

(iii) To any amendment which would adversely change the specific terms of any class of series of capital stock as set forth in this Section 5 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving association in a merger or consolidation for the savings bank, shall not be considered to be such an adverse change.

A description of the different classes and series (if any) of the savings bank's capital stock and a statement of the designations, and the relative rights, preferences, and limitations of the shares of each class of and series (if any) of capital stock are as follows:

A. *Common Stock*. Except as provided in this Section 5 (or in any supplementary sections hereto) the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, except as to the cummulation of votes for the election of directors.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund, retirement fund, or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

In the event of any liquidation, dissolution, or winding up of the savings bank, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the savings bank available for distribution remaining after: (i) payment or provision for payment of the savings bank's debts and liabilities; (ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provision for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the savings bank. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

B. *Preferred Stock*. The savings bank may provide in supplementary sections to its charter for one or more classes of preferred stock, which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the charter. All shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

(a) The distinctive serial designation and the number of shares constituting such series;

(b) The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s) the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

(c) The voting powers, full or limited, if any, of the shares of such series;

(d) Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

(e) The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up to the savings bank;

(f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

(g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the savings bank and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange.

(h) The price or other consideration for which the shares of such series shall be issued; and

(i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

The board of directors shall have authority to divide, by the adoption of supplementary charter sections, any authorized class of preferred stock into series, and, within the limitations set forth in this section and the articles of incorporation, fix and determine the relative rights and preferences of the shares of any series so established.

Prior to the issuance of any preferred shares of a series established by a supplementary charter section adopted by the board of directors, the savings bank shall file with the Secretary to the Board a dated copy of that supplementary section of this charter establishing and designating the series and fixing and determining the relative rights and preferences thereof.

SECTION 6. *Net Worth Certificates.* Notwithstanding any provision of Section 5, *Capital Stock*, the savings bank may issue net worth certificates, income capital certificates or similar certificates to the Federal Savings and Loan Insurance Corporation (the "Corporation") or the Federal Deposit Insurance Corporation in exchange for appropriate consideration, including promissory notes of the Corporation, in accordance with the rules, regulations, and policies of the Board. Subject to such rules, regulations, and policies, the board of directors of the savings bank is authorized without the prior approval of the stockholders of the savings bank and by resolution(s) from time to time adopted by the board of directors to cause the issuance of net worth certificates to the Corporation and to fix the designations, preferences, and relative, participating, optional, or other special rights of the certificates, and the qualifications, limitations, and restrictions thereon. Stockholders of the savings bank shall not be entitled to preemptive rights with respect to the issuance of net worth certificates, nor shall holders of such certificates be entitled to preemptive rights with respect to any additional issuance of net worth certificates.

SECTION 7. *Preemptive Rights.* Holders of the capital stock of the savings bank shall not be entitled to preemptive rights with respect to any shares of the savings bank which may be issued.

SECTION 8. *Certain provisions applicable for five years.* Notwithstanding anything contained in the savings bank charter or bylaws to the contrary, for a period of five years from the date of completion of the conversion of the savings bank from mutual to stock form, the following provisions shall apply:

A. *Beneficial ownership limitation.* No person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10 percent of any class of an equity security of the savings bank. This limitation shall not apply to a transaction in which the savings bank forms a holding company without change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter and appraisal rights or the purchase of shares by underwriters in connection with a public offering.

In the event shares are acquired in violation of this Section 8, all shares beneficially owned by any person in excess of 10% shall be considered 'excess shares' and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

For the purposes of this Section 8, the following definitions apply.

(1) The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, any unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of the savings bank.

(2) The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

(3) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

(4) The term "acting in concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangements, whether written or otherwise.

B. *Cumulative voting limitation.* Stockholders shall not be permitted to cumulate their votes for election of directors.

C. *Call for special meetings.* Special meetings of stockholders relating to changes in control of the savings bank or amendments to its charter shall be called only upon direction of the board of directors.

SECTION 9. *Liquidation Account.* Pursuant to the requirements of the Board's regulations (12 C.F.R. Subchapter D), the savings bank shall establish and maintain a liquidation account for the benefit of its savings account holders as of December 31, 1983 ("eligible savers"). In the event of a complete liquidation of the savings bank, it shall comply with such regulations with respect to the amount and the priorities on liquidation of each of the savings bank's eligible saver's inchoate interest in the liquidation account, to the extent it is still in existence: *Provided*, that an eligible saver's inchoate interest in the liquidation account shall not entitle such eligible saver to any voting rights at meetings of the savings bank's stockholders.

SECTION 10. *Directors.* The savings bank shall be under the direction of a board of directors. The authorized number of directors, as stated in the savings bank's bylaws, shall not be less than seven or more than fifteen except when a greater number is approved by the Board.

SECTION 11. *Amendment of Charter.* Except as provided in Section 5, no amendment, addition, alteration, change, or repeal of this charter shall be made, unless such is first proposed by the board of directors of the savings bank, then preliminarily approved by the Board, which preliminary approval may be granted by the Board pursuant to regulations specifying preapproved charter amendments, and thereafter approved by the shareholders by a majority of the total votes eligible to be cast at a legal meeting. Any amendment, addition, alteration, change, or repeal so acted upon shall be effective upon filing with the Board in accordance with regulatory procedures or on such other date as the Board may specify in its preliminary approval.

Any amendment, addition, alteration, change or repeal so acted upon shall be effective upon filing with the Board in accordance with the regulatory procedures or on such other date as the Board may specify in its preliminary approval

Attest: ______________________
Secretary of the Savings Bank

By: ______________________
President or Chief Executive Officer of the Savings Bank

Declared effective this 4th day of December, 1986.

FEDERAL HOME LOAN BANK BOARD

Attest: ______________________
Acting Secretary to the Board 12/4/86

By: ______________________
Associate General Counsel for Conversions

SUPPLEMENTARY SECTION TO THE FEDERAL STOCK CHARTER OF WILMINGTON SAVINGS FUND SOCIETY, FEDERAL SAVINGS BANK

OTS DOCKET # 7938

Authorization of Non-Cumulative Convertible Perpetual Preferred Stock, Series 1, $.01 Par Value Per Share

RESOLVED that, pursuant to Section 5 of the Federal Stock Charter of Wilmington Savings Fund Society, Federal Savings Bank (the "Bank"), the Board of Directors of the Bank does hereby adopt a Supplementary Section to the Federal Stock Charter of the Bank to provide for the issuance of shares of Preferred Stock in a series to consist of Two Million (2,000,000) shares, $.01 par value per share, to be known as the Bank's "Non-Cumulative Convertible Perpetual Preferred Stock, Series 1" and does hereby fix the distinguishing characteristics, relative rights and preferences, including the designation, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of such series of stock (in addition to those set forth in the Federal Stock Charter of the Bank which are applicable to the Preferred Stock of all series), as follows:

Section 1. Designation and Amount. The shares of this series shall be designated as "Non-Cumulative Perpetual Convertible Preferred Stock, Series 1" (the "Series 1 Preferred Stock") and the number of shares constituting the Series 1 Preferred Stock shall be Two Million (2,000,000) shares.

Section 2. Dividends and Distributions.

(A) The holders of record of shares of Series 1 Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors out of funds legally available for the purpose, quarterly cash dividends payable in arrears on the first day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), to the holders of record of the Series 1 Preferred Stock at the close of business on or about the 15th day of the month next preceding the first day of January, April, July or October, as the case may be, fixed by the Board of Directors (the "Record Date"), commencing on the first Quarterly Dividend Payment Date after March 31, 1994 in an amount (if any) per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to one-quarter of the total annual dividend of ninety cents (90¢) per share.

(B) Dividends due pursuant to paragraph (A) of this Section shall begin to accrue on outstanding shares of Series 1 Preferred Stock from the Quarterly Dividend Payment Date next preceding March 31, 1994. Dividends accruing on outstanding shares of Series 1 Preferred Stock shall not be cumulative. Dividends paid on the shares of Series 1 Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(C) No dividends shall accrue or be paid on the Series 1 Preferred Stock, if after payment, the Bank would be undercapitalized within the meaning of Section 38(d) of the Federal Deposit Insurance Act.

Section 3. Certain Restrictions.

(A) Prior to March 31, 1994, the Bank shall not in any circumstances, and after March 31, 1994, whenever quarterly dividends or other dividends or distributions payable on the Series 1 Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series 1 Preferred Stock outstanding shall have been paid in full, the Bank shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series 1 Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series 1 Preferred Stock, except dividends paid ratably on the Series 1 Preferred Stock and all such parity stock

on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series 1 Preferred Stock, provided that the Bank may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Bank ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series 1 Preferred Stock.

(B). The Bank shall not permit any subsidiary of the Bank to purchase or otherwise acquire for consideration any shares of stock of the Bank unless the Bank could, under paragraph (A) of this Section 3, purchase or otherwise acquire such shares at such time and in such manner.

Section 4. Voting Rights. Except as otherwise provided by statute, the Bank's Federal Stock Charter or the regulations of the Office of Thrift Supervision, or any successor thereto, holders of Series 1 Preferred Stock shall have no special voting rights and their consent shall not be required for taking any corporate action.

Section 5. Conversion.

(A) Conversion Privilege. Each holder of a share of Series 1 Preferred Stock shall have the right, at his option, at any time or from time to time to convert such share into six (6) fully paid and nonassessable shares of the Bank's common stock, $.01 par value per share (the "Common Stock"). No adjustment or allowance shall be made for dividends on shares of Series 1 Preferred Stock surrendered for conversion, whether accrued, accumulated or otherwise. If the Bank subdivides or combine in a larger or smaller number of shares its outstanding shares of Common Stock, then the number of shares of Common Stock issuable upon the conversion of Series 1 Preferred Stock will be proportionately increased in the case of a subdivision and decreased in the case of a combination, effective in either case at the close of business on the date that the subdivision or combination becomes effective. If the Bank at any time pays to the holders of its Common Stock a dividend in Common Stock, the number of shares of Common Stock issuable upon the conversion of Series 1 Preferred Stock shall be proportionally increased, effective at the close of business on the record date for determination of the holders of the Common Stock entitled to the dividend. In addition, the number of shares into which the Series 1 Preferred Stock shall convert shall be automatically adjusted from time to time in the same manner and to the same extent as the number of shares into which the 10% Convertible Preferred Stock, Series 1, $.01 par value per share, of Star States Corporation (the "Star States Series 1 Preferred Stock") shall be entitled to convert so that each share of the Series 1 Preferred Stock shall at all times be convertible into the same number of shares of Common Stock as a share of Star States Series 1 Preferred Stock would then be entitled to convert.

(B) Manner of Exercise. In order to exercise the conversion privilege with respect to any shares of Series 1 Preferred Stock, the holder thereof shall surrender the certificate or certificates therefor to any transfer agent of the Bank for the Series 1 Preferred Stock, duly endorsed in blank for transfer, accompanied by written notice of election to convert such shares of Series 1 Preferred Stock or a portion thereof executed on the form set forth on such certificates or on such other form as may be provided from time to time by the Bank. As soon as practicable after the surrender of such certificates as provided above, the Bank shall cause to be issued and delivered, at the office of such transfer agent, to or on the order of the holder of the certificates thus surrendered, a certificate or certificates for the number of full shares of Common Stock issuable hereunder upon the conversion of such shares of Series 1 Preferred Stock and scrip, in respect of any fraction of a share of Common Stock issuable upon such conversion as provided in paragraph (C). Such conversion shall be deemed to have been effected on the date on which the certificates for such shares of Series 1 Preferred Stock have been surrendered as provided above, and the person in whose name any certificate or certificates for shares of Common Stock are issuable upon such conversion shall be deemed to have become on such date the holder of record of the shares represented thereby.

(C). Issuance of Scrip in Lieu of Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series 1 Preferred Stock. If two or more shares of Series 1 Preferred Stock are surrendered for conversion at one time by the same holder, the number of full shares issuable upon the conversion of such shares shall be computed on the basis of the aggregate Original Liquidation Value (without adjustment for allowance for dividends whether accrued, accumulated or otherwise) of such shares. In lieu of any fraction of a share of Common Stock to which any holder would otherwise be entitled upon conversion of any shares of Series 1 Preferred Stock, the Bank shall issue non-interest-bearing and non-voting scrip certificates which shall not be entitled to dividends for such fraction, such certificates, together with other similar certificates, to be exchangeable for the number of full shares of Common Stock represented thereby, to be issued in such

denominations and in such form, to expire after such reasonable time (which shall be not less than one year after the date of issue thereof), to contain such provisions for the sale, for the account of the holders of such certificates, of shares of Common Stock for which such certificates are exchangeable, and to be subject to such other terms and conditions, as the Board of Directors may from time to time determine prior to the issue thereof.

(D) The Bank shall at all times reserve and keep available out of the authorized Common Stock the full number of shares of the Common Stock issuable upon the conversion of all outstanding shares of the Series 1 Preferred Stock.

Section 6. Redemption of the Series 1 Preferred Stock.

(A) Redemption at the Bank's Option. At any time on or after January 1, 1996, the Bank may redeem all or any portion of the Series 1 Preferred Stock then outstanding at a price per share equal to the Redemption Price (as defined herein). For each share which is called for redemption, the Bank will be obligated to pay to the holder thereof on the date on which redemption is to be made (the "Redemption Date"), upon surrender by such holder at the offices of the transfer agent for the Series 1 Preferred Stock of the certificate representing such share, duly endorsed in blank or accompanied by an appropriate form of assignment, an amount in cash equal to nine dollars ($9) per share (the "Redemption Price").

(B) Partial Redemption. In the event that less than all of the outstanding shares of the Series 1 Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors of the Bank and the shares to be redeemed shall be determined by lot or pro rata or by any other method as may be determined by such Board of Directors in its sole discretion to be equitable, and the certificate of the Bank's Secretary filed with the transfer agent for the Series 1 Preferred Stock in respect of such determination shall be conclusive.

(C) Notice of Redemption. In the event the Bank shall redeem shares of Series 1 Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than fifteen (15) nor more than sixty (60) days prior to the Redemption Date, to each record holder of the shares to be redeemed, at such holder's address as the same appears on the books of the Bank. Each such notice shall state: (i) the time and date as of which the redemption shall occur; (ii) the total number of shares of Series 1 Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) that the shares of Series 1 Preferred Stock called for redemption may be converted at any time prior to the time and date fixed for redemption; (v) the applicable conversion price or rate; (vi) the place or places where certificates for such shares to be surrendered for payment of the Redemption Price; and (vii) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date.

(D) Dividends After Redemption Date. If notice of redemption shall have been given as provided in paragraph (C), dividends on the shares of Series 1 Preferred Stock so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Bank (except the right to receive from the Bank the Redemption Price without interest and except the right to convert such shares in accordance with Section 5) shall cease (including any right to receive dividends otherwise payable on any Dividend Payment Date that would have occurred after the Redemption Date) from and after the time and date fixed in the notice of Redemption Date or (ii) if the Bank shall so elect and state in the notice of redemption, from and after the time and date (which date shall be the Redemption Date or an earlier date not less than fifteen (15) days after the date of mailing of the redemption notice) on which the Bank shall irrevocably deposit with a designated bank or trust company, as paying agent, money sufficient to pay at the office of such paying agent on the Redemption Date, the Redemption Price. Any money so deposited with any such paying agent which shall not be required for such redemption because of the exercise of any right of conversion or otherwise shall be returned to the Bank forthwith. Upon surrender (in accordance with the notice of redemption) of the certificate or certificates for any shares to be so redeemed (properly endorsed or assigned for transfer, if the Bank shall so require and the notice of redemption shall so state), such shares shall be redeemed by the Bank at the Redemption Price. In case fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the holder thereof, together with scrip in lieu of fractional shares in accordance with Section 5(C). Subject to applicable escheat laws, any moneys so set aside by the Bank and unclaimed at the end of one year from the Redemption Date shall revert to the general funds of the Bank, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Bank for the payment of the Redemption Price without interest. Any interest accrued on funds so deposited shall be paid to the Bank from time to time.

(E) No Other Redemption. The Series 1 Preferred Stock shall not be subject to redemption except as provided in this Section 6.

Section 7. Reacquired Shares. Any shares of Series 1 Preferred Stock purchased or otherwise acquired by the Bank in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Federal Stock Charter of the Bank, including any supplementary section to the Federal Stock Charter creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 8. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Bank the holders of shares of Series 1 Preferred Stock shall be entitled to receive, after payment or provision for payment of the Bank's debts and liabilities and distributions or provisions for distirbutions in settlement of its liquidation account, an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to nine dollars ($9) (the "Original Liquidation Value") per share and the holders of the Series 1 Preferred Stock shall not be entitled to any further payment, such amounts being herein sometimes referred to as the "Liquidation Payments." Upon any such liquidation, dissolution or winding up of the Bank, after the holders of the Series 1 Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Bank may be distributed to the holders of the Common Stock. Written notice of any such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments and the place where said sums shall be payable shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Series 1 Preferred Stock, such notice to be addressed to each stockholder at his post office address as shown by the records of the Bank. Neither the consolidation nor merger of the Bank into or with any other corporation or corporations, nor the sale or transfer by the Bank of all or any part of its assets, nor the reduction of the capital stock of the Bank, shall be deemed to be a liquidation, dissolution or winding up of the Bank within the meaning of any of the provisions of this Section 8.

Section 9. Consolidation, Merger, etc. In the event the Bank shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such event each share of Series 1 Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to the amount which would have been received by the holder thereof if such share of Series 1 Preferred Stock had been converted to Common Stock immediately prior to such transaction pursuant to Section 5 hereof.

The undersigned President and Secretary of the Bank hereby certify that the foregoing Supplementary Section to the Federal Stock Charter of the Bank was duly adopted by the Board of Directors of the Bank.

Dated as of the 9 th day of September, 1992.

WILMINGTON SAVINGS FUND SOCIETY,
FEDERAL SAVINGS BANK

By: [signature]
Marvin N. Schoenhals, President

(SEAL)

ATTEST:

By: [signature]
John D. Waters, Secretary